CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2025, relating to the financial statements and financial highlights of Quantified Managed Income Fund, Quantified Alternative Investment Fund, Quantified STF Fund, Quantified Pattern Recognition Fund, Quantified Tactical Fixed Income Fund, Quantified Common Ground Fund, Quantified Government Income Tactical Fund and the consolidated financial statements of Quantified Evolution Plus Fund, each series of Advisors Preferred Trust, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 1, 2026

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